EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             SECOND QUARTER 1999

(1) During mid-May 1999, the Company completed the construction and installation of its first unit separator with Baltimore Gas & Electric. This agreement provides for two separators to be installed at Baltimore Gas & Electric's Brandon Shores, Maryland operation facility. It is anticipated, based on the demand levels for fly ash, that construction of the second unit will start within twenty four months.

    The Company has completed the testing stage with the Florida State Department of Transportation to gain acceptance of the processed ash in highway projects. Approval is anticipated within thirty days. At present, the Company anticipates a mid-2000 start up at the Jacksonville facility.

(2) Separation Technologies' Financial Statements through March 31, 1999.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                June 30, 1999
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $6,072
    Less: Accumulated depreciation                   1,895
          Total fixed Assets                         4,177
Current Assets:
    Cash and cash equivalents                        1,091
    Accounts Receivable, net                           517
    Inventories                                         30
    Prepaid Expenses and Other                          35
          Total Current Assets                       1,673
Other Assets:
    Restricted Cash                                    944
    Investment in ProAsh                               325
    Acquired Intangibles                               100
    Patents and acquired Technology                    468
          Total Other Assets                         1,837
TOTAL ASSETS                                        $7,687

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Additional Paid-in-Capital                      14,035
    Deficit accumulated during development         (14,068)
          Total Stockholders' Equity                    20
Long Term Liabilities:
    Notes Payable to EUA Energy                      2,362
          Total Long Term Liabilities                2,362
          Total Capitalization                       2,382
Current Liabilities:
    Accounts Payable                                   256
    Notes Payable-current portion                    4,423
    Interest payable                                   134
    Accrued Expenses and Deferred Revenue              492
          Total Current Liabilities                  5,305
TOTAL LIABILITIES AND EQUITY                        $7,687


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
      For the Three Months and Year to Date Period Ended June 30, 1999
                                 (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                    $935  $1,589
Cost of Revenues                             316     555
          Gross Profit                       619   1,034

Operating Expenses:
    Engineering, Research and Development     36     321
    Sales and Marketing Expenses             187     317
    General and Administrative Expenses      412     940
          Total Operating Expenses           635   1,578
Operating Income (Loss)                      (16)   (544)
Interest Charges and Other Expenses          106     230
Pre-tax Net Income (Loss)                  ($122)  ($774)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended June 30, 1999 (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($774)
    Depreciation & Amortization                        274
    Other                                              103
    Change in Current Assets and Liabilities:
        Accounts Receivable                           (126)
        Accounts Payable                              (760)
        Other Current Assets and Liabilities           (58)
    Net Operating Activities                        (1,341)

Investing Activities:
          Capital Expenditures                      (1,893)
          Investment in ProAsh                          24
          Net Investing Activities                  (1,869)

Financing Activities:
          Increase in Notes and Leases               3,910
          Net Financing Activities                   3,910

Net increase in cash and cash equivalents              700
Cash and cash equivalents at December 31, 1998         391
Cash and cash equivalents at June 30, 1999           1,091